Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

USIO, INC.

(Exact name of registrant as specified in its charter)

Nevada	98-0190072
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3611 Paesanos Parkway, Suite 300, San Antonio, TX	78231
(Address of principal executive offices)	(Zip Code)

Usio, Inc.

2015 Equity Incentive Plan

(Full title of the plans)

Louis A. Hoch

President and Chief Executive Officer

Usio, Inc.

3611 Paesanos Parkway, Suite 300

San Antonio, TX 78231

(210) 249-4100

(Name, address and telephone number of agent for service)

Copy to:

Amy M. Trombly, Esq.

Trombly Business Law, PC

1314 Main Street, Suite 102

Louisville, CO 80027

(617) 243-0060

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

In accordance with the Instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this registration statement on Form S-8.

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the employee participants in accordance with Form S-8 and Rule 428(b)(1) promulgated under the Securities Act of 1933.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The Registrant will provide, without charge, to each person to whom a copy of a Section 10(a) prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this registration statement by reference. The Registrant will also make available without charge, upon oral or written request, other documents required to be delivered pursuant to Rule 428(b). Requests for such information should be directed to: Investor Relations, Usio, Inc., 3611 Paesanos Parkway, Suite 300, San Antonio, Texas, 78231, telephone (210) 249-4100.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed March 17, 2022 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed May 11, 2022 pursuant to Section 13(a) or 15(d) of the Exchange Act;

(c)	The Registrant’s Current Report on Form 8-K filed on June 22, 2022; The Registrant’s Current Report on Form 8-K filed on July 6, 2022

(d)	The Registrant’s Proxy Statement on Schedule 14A filed on April 29, 2022;

(e)

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed August 5, 2015, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the Registrant, or was a promoter, underwriter, voting trustee, director, officer or employee of the Registrant. No expert or counsel has any contingent-based agreement with the Registrant or any other interest in or connection to the Registrant.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant or having served at the request of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Except as otherwise provided in the Nevada Revised Statutes, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater liability, section 78.138 of the Nevada Revised Statutes provides that a director or officer of the corporation will not be personally liable to the corporation, its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity unless it is proven that the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and the breach of those duties involved intentional misconduct, fraud or a knowing violation of the law.

Article 12 of the Registrant’s Amended and Restated Articles of Incorporation, as amended (included as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2005, filed March 31, 2006), provides that no director or officer shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer of the corporation, except that the article does not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada Revised Statutes.

Article 11 of the Registrant’s Amended and Restated Bylaws, as amended (included as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2005, filed March 31, 2006), provides for the indemnification of every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she or a person of whom he/she is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, to the fullest legally permissible extent under the general Corporation law of the State of Nevada.

The employment agreements between the Company and its executive officers Louis Hoch and Tom Jewell, and its Chairman of the Board, Michael Long, provide that, to the full extent allowed by law, the Company shall hold harmless and indemnify the executive, his executors, administrators or assigns, against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorney’s fees) actually incurred by the executive (net of any related insurance proceeds or other amounts received by the executive or paid by or on behalf of the Company on the executive’s behalf in compensation of such judgments, penalties, fines, settlements or expenses) in connection with any threatened, actual or completed action, suit or proceeding, whether civil, criminal, arbitral, administrative or investigative, or any appeal in such action, suit or proceeding, to which the Executive was, is or is threatened to be made a named defendant or respondent, because such person is or was a director or officer of the Company, or is or was serving at the request of the Company.

The independent director agreements between the Company and each of its independent directors provide that each director shall be entitled to limitations of liability and the right to indemnification against expenses and damages in connection with claims against the director relating to his service to the Company to the fullest extent permitted by the Company’s Certificate of Incorporation and Bylaws (as such documents may be amended from time to time) and other applicable law.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description

4.1	Usio, Inc. 2015 Equity Incentive Plan (included as appendix B in the Registrant’s Definitive Proxy Statement on Schedule 14A filed June 5, 2015, and incorporated herein by reference).

5.1	Opinion of Trombly Business Law, PC (filed herewith).

23.1	Consent of ADKF, P.C. (filed herewith).

23.2	Consent of Trombly Business Law, PC (included in Exhibit 5.1 filed herewith).

107	Calculation of Filing Fee Tables.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 6th day of July, 2022.

USIO, INC.

By:	/s/ Louis A. Hoch
Louis A. Hoch President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Louis A. Hoch	President, Chief Executive and Chief Operating	July 6, 2022
Louis A. Hoch	Officer, and Director
(Principal Executive Officer)

/s/ Michael R. Long	Chairman of the Board	July 6, 2022
Michael R. Long

/s/ Tom Jewell	Chief Financial Officer (Principal Financial	July 6, 2022
Tom Jewell	and Principal Accounting Officer)

/s/ Blaise Bender	Director	July 6, 2022
Blaise Bender

/s/ Ernesto Beyer	Director	July 6, 2022
Ernesto Beyer

/s/ Bradley Rollins	Director	July 6, 2022
Bradley Rollins

/s/ Michelle Miller	Director	July 6, 2022
Michelle Miller